Exhibit 99.1

Contact:	Frederick W. Driscoll
VP, Chief Financial Officer and Treasurer
Novavax, Inc.
240-268-2000

NOVAVAX Reports Fourth Quarter and 2011 Year-End Financial Results

Rockville, MD (March 09, 2012)–/GlobeNewswire/-Novavax, Inc. (Nasdaq: NVAX) today announced financial results for the fourth quarter and year ended December 31, 2011.

For the fourth quarter of 2011, Novavax reported a net loss of $3.7 million, or $0.03 per share, compared to a net loss of $6.3 million, or $0.06 per share, in the fourth quarter of 2010. For 2011, the company reported a net loss of $19.4 million, or $0.17 per share, compared to a net loss of $35.7 million, or $0.34 per share, for 2010. The decrease in the net loss in 2011 compared to 2010 was primarily due to revenue recognized under the U.S. Department of Health and Human Services, Biomedical Advanced Research and Development Authority (BARDA) agreement, as well as lower spending as a result of fewer on-going clinical trials during 2011.

At December 31, 2011, Novavax had cash, cash equivalents and short-term investments of $18.3 million compared to $31.7 million at December 31, 2010.

Stanley C. Erck, President and Chief Executive Officer of Novavax, stated: “The past year has been transformational for our company as we landed two government contracts and one commercial partnership, and from a financial perspective reduced our net loss by almost fifty percent. We now have three promising vaccine candidates in clinical testing, funding from BARDA to take our seasonal and pandemic influenza vaccines through late-stage testing and BLA filing, a new research program in foot-and-mouth disease, advancing international collaborations in India and Asia and new U.S. manufacturing and office facilities to support our expansion and commercial plans. In addition, we have made several significant key hires to strengthen our team in pivotal functional areas of the company including clinical, regulatory, manufacturing and process development. With the caliber of people we are attracting to Novavax, I am confident that we now have the expertise, commitment and vision to execute our vaccine development programs successfully. These achievements reflect the significant progress we have made to realize the clinical and commercial potential of our virus-like particle (VLP) and recombinant nanoparticle vaccine technology platforms.”

Key highlights of 2011:

•	In February 2011, we were awarded a $97 million 3-year contract from BARDA to develop and scale-up our seasonal and pandemic influenza vaccine candidates. BARDA has an option to extend our contract for an additional $82 million over a 2-year extension period. During 2011, we recognized revenue of approximately $15 million, made significant progress in product characterization and production scale-up and are progressing forward with our multi-year clinical-development program.

•	We conducted a Phase I clinical trial testing our vaccine candidate against respiratory syncytial virus (RSV) in 150 healthy adults in a blinded, placebo-controlled, escalating-dose study. In October 2011, we presented interim top-line data from the trial at the 5th Vaccine and ISV Annual Global Conference. The positive results were consistent with pre-clinical studies and showed that the vaccine candidate was well-tolerated, highly immunogenic and produced functional antibodies that neutralized RSV.

•	During 2011, the company made the following senior-executive appointments: Stanley C. Erck was named President and Chief Executive Officer, Louis Fries III M.D., was named Vice President, Clinical and Medical Affairs, Gregory Glenn, M.D., was named Senior Vice President and Chief Medical Officer, Timothy Hahn, Ph.D., was named Senior Vice President of Manufacturing and Process Development, Jane Halpern, Ph.D., was named Vice President Regulatory Affairs, Erica Shane, Ph.D., was named Vice President Process Development and Russell P. Wilson was named Senior Vice President, Business Development. In early 2012, the company appointed Mervyn L. Hamer as Vice President, Manufacturing and John A. Herrmann III, J.D. as Vice President, General Counsel and Secretary.

•	In February 2011, we entered into a licensing agreement with LG Life Sciences (LGLS) that allows LGLS to use our VLP technology to develop and commercialize our influenza vaccines in South Korea and certain other emerging-market countries. LGLS holds an exclusive license to our influenza VLP technology in South Korea and a non-exclusive license in the other specified countries.

•	In November, we announced a long-term lease arrangement to occupy 74,000 square feet of manufacturing, laboratory and office space in two facilities in Gaithersburg, MD. The main facility will become the primary commercial-scale manufacturing facility for production of the company’s vaccines after moderate modifications that are expected to be completed in 2012.

•	CPL Biologics (CPLB), our joint venture in India with Cadila Pharmaceuticals Ltd., is developing a promising new rabies vaccine developed by Novavax for which it is now conducting toxicology studies prior to initiating human clinical trials. CPLB has also completed validation testing of its new manufacturing facility to produce clinical and commercial supplies of influenza and rabies vaccine candidates and has made excellent early-stage progress with the development of other new vaccine candidates.

•	In October, Novavax was awarded a $1.3 million contract with the U.S. Department of Homeland Security to develop a VLP vaccine countermeasure to protect the United States from foot-and-mouth disease (FMD), a highly contagious viral disease of livestock and a potential threat to U.S. agriculture. The company will use these funds over the next two and a half years to develop a VLP that, unlike current FMD vaccines, would not require the use of infectious FMD virus to be manufactured.

•	We continued to present our clinical findings at medical and scientific conferences throughout the year, including the 7th World Health Organization Meeting on Evaluation of Pandemic Influenza Vaccines in Clinical Trials at which we presented the final positive results of our H1N1 VLP seasonal influenza study in Mexico. We also published results from this study in the journal Vaccine and the results from our Phase I/IIa pandemic H5N1 influenza study in Journal of Virology.

Anticipated events in 2012:

•	In March 2012, we initiated a Phase II trial under our BARDA contract to select the optimal dose of our quadrivalent seasonal influenza VLP vaccine candidate. We also expect to initiate a dose-confirmatory Phase II trial later this year.

•	We expect to launch two Phase I trials of our H5N1 VLP influenza vaccine candidate utilizing multiple adjuvants under our BARDA contract.

•	We expect to initiate two dose-ranging Phase I/II trials of our RSV vaccine candidate in the elderly and in women of child-bearing age.

Conference Call

Novavax’s management will host its quarterly conference call today at 10:00 a.m. EDT today. The live conference call will be accessible on Novavax’s website at www.novavax.com under “Investor Info/Events” or by telephone at 1 (877) 212-6076 (Domestic) or 1 (707) 287-9331 (International). A replay of the webcast will be available on the Novavax website for 90 days after the call and a replay of the conference call will be available beginning today at 1:00 pm through May 09, 2012. To access the replay of the conference call, dial 1 (855) 859-2056 (Domestic) or 1 (404) 537-3406 (International) and enter passcode 55983197.

About Novavax

Novavax, Inc. (Nasdaq: NVAX) is a clinical-stage biopharmaceutical company creating novel vaccines to address a broad range of infectious diseases worldwide. Using innovative virus-like particle (VLP) and recombinant nanoparticle vaccine technology, combined with new and efficient manufacturing approaches, the company produces vaccine candidates to combat diseases, with the goal of allowing countries to better prepare for and more effectively respond to rapidly spreading infections. Novavax is committed to using its technology platforms to create geographic-specific vaccine solutions and is therefore involved in several international partnerships, including collaborations with Cadila Pharmaceuticals of India and LG Life Sciences of Korea. Together, these companies have worldwide commercialization capacity and the global reach to create real and lasting change in the biopharmaceutical field. Additional information about Novavax is available on the company’s website: www.novavax.com.

Forward-Looking Statements

Statements herein relating to the future of Novavax and its ongoing development of its vaccine products are forward-looking statements. Novavax cautions that these forward-looking statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include those identified under the heading “Risk Factors” in the Novavax Annual Report on Form 10-K for the year ended December 31, 2010, and other filings from time to time filed with the Securities and Exchange Commission. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

NOVAVAX, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share information)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(unaudited)
Revenue	$5,845	$51	$14,688	$343
Costs and expenses:
Cost of revenue	3,206	—	7,003	—
Research and development	4,446	4,806	17,885	28,032
General and administrative	2,453	2,279	11,379	10,805
Total costs and expenses	10,105	7,085	36,267	38,837
Loss from operations	(4,260)	(7,034)	(21,579)	(38,494)
Interest income (expense), net	28	48	127	180
Other income	26	485	26	485
Change in fair value of warrant liability	501	(100)	2,474	1,671
Loss from operations before income tax	(3,705)	(6,601)	(18,952)	(36,158)
Income tax (benefit) expense	—	(315)	412	(450)
Net loss	$(3,705)	$(6,286)	$(19,364)	$(35,708)

Basic and diluted net loss per share	$(0.03)	$(0.06)	$(0.17)	$(0.34)
Basic and diluted weighted average
number of common shares outstanding	115,263	110,958	113,610	104,768

SELECTED BALANCE SHEET DATA

(in thousands)

	December 31, 2011	December 31, 2010

Cash and cash equivalents	$14,104	$8,061
Short-term investments	4,205	23,615
Total current assets	26,109	33,337
Working capital	18,530	23,071
Total assets	66,576	74,844
Total notes payable	320	400
Total stockholders’ equity	53,849	59,050

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